Exhibit 15.1

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, La. 70112

July 25, 2002

To the Board of Directors and Stockholders of McMoRan Exploration
Co.:

We are aware of the incorporation by reference in the Registration Statements (Form Nos. 333-67485, 333-67963, 333-95195,
333-57484, 333-87380 and 333-90170) of  McMoRan Exploration Co. of
our report dated July 25, 2002 relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that is included in its Form 10-Q for the quarter ended June 30, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                              Very truly yours,

                              /s/Ernst & Young LLP